Exhibit 10.6.3

Revised Summary of Standard Compensatory Arrangement for Non-Employee Directors
of the Principal Financial Group, Inc. Board of Directors

Effective May 17, 2010

On May 17, 2010, the board of directors of Principal Financial Group, Inc. (the “Company”) agreed to revise various components of director compensation.

Annual Retainers

Effective May 17, 2010, directors who are not employees of the Company or its subsidiaries will receive an annual retainer of $65,000 (payable semiannually), restoring the ten percent reduction imposed on March 28, 2009.  Also effective that day, an annual retainer of $18,000 was established for the chair of the finance committee, a new board committee as of January 1, 2010.  Additional annual retainers received for serving as chair of different committees of the board were also restored.  The annual retainer for serving as the chair of the

•                  audit committee was returned to $20,000 from $18,000,

•                  human resources committee was returned to $17,500 from $15,750,

•                  nominating and governance committee was returned to $15,000 from $13,500.

The annual retainer for serving as chair of any other standing or ad hoc committee of the board was restored to $5,000 from $4,500.  The annual retainer for serving as the presiding director of the board was returned to $15,000 from $13,500.  The nominating and governance committee will determine the portion of the annual retainer payable to a director who first becomes eligible for compensation during a board year.

Attendance fees for board and committee meetings were also returned to prior amounts.  Non-employee directors receive a fee of $2,500 per day for attendance in person at each regular or special meeting of the board.  Directors receive committee meeting fees of $1,500 for attendance in person, unless the meeting occurs on the day before or on the day of a full board meeting, in which case the meeting fee will be $1,300.  Directors also receive a committee or full board meeting fee of $1,000 for participating in a telephone conference call or videoconference meeting.

Restricted Stock Unit Grants

Beginning in May 2009, at the close of each annual meeting, each non-employee director will receive $95,000 worth of restricted stock units (unless a greater or lesser amount is determined to be appropriate by the nominating and governance committee).  There was no change to this grant value at the May 17, 2010 meeting.

These restricted stock units will vest upon the director’s continued service at the next annual meeting.  The receipt of the restricted stock units will be deferred at least until the director’s retirement or termination from the Board.  Any director first elected subsequent to an annual meeting will be granted the number of restricted stock units as determined by the committee.